EXHIBIT 99.1

Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346
(770) 901-9020 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

January 21, 2003	Contact: Craig R. Kitchin President and Chief Financial Officer (770) 901-9020 ckitchin@jamesoninns.com

Jameson Inns, Inc. Reports ADR, Occupancy and REVPAR for December 2002

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced that revenue per available room (“REVPAR”) was $20.78 in December, a 1.5% increase from December 2001. Average daily rate increased $.12 for the month while occupancy increased .5 points.

	Occupancy		Average Daily Rate		REVPAR
Brand	2002	2001	2002	2001	2002	2001
Jameson Inns	41.0%	39.6%	$57.42	$56.88	$23.53	$22.49
Signature Inns	26.9%	28.5%	$58.78	$59.56	$15.84	$16.96
Combined Brands	36.0%	35.5%	$57.78	$57.66	$20.78	$20.47

Smith Travel Research recently reported that preliminary December figures for the economy segment, where all Jameson hotels are categorized, show REVPAR flat to declining by 2%. STR has also estimated a 2%-4% improvement in the total U.S. lodging industry for the month, due mainly to significantly favorable comparisons of hotels categorized in the upscale segments which had experienced large REVPAR declines in December 2001.

Commenting on the December results, CEO Thomas W. Kitchin stated, “We are pleased to announce that the combined Jameson and Signature Inn brands produced an increase in occupancy, ADR, and REVPAR in December 2002 over 2001.” Mr. Kitchin went on to say, “Not only have our inns continued to meet or exceed STR economy chain scale segment projections, our combined brand of Jameson Inns and Signature Inns have improved on December 2001 results. Company wide we continue to focus on cost control as well as providing clean, comfortable and affordable rooms to our Jameson and Signature clientele.”

Jameson Inns, Inc. is a REIT that owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.